UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2023

Commission File Number: 000-20333

NOCOPI TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

maryland	87-0406496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

480 Shoemaker Road, Suite 104, King of Prussia, PA 19406

(Address of principal executive offices)(Zip Code)

(610) 834-9600

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Michael S. Liebowitz’s appointment as Chief Executive Officer of Nocopi Technologies, Inc. (the “Company”), on October 19, 2023, Mr. Liebowitz and the Company entered into an employment agreement (the “Employment Agreement”), which sets forth the terms and conditions of his employment and is effective as of October 19, 2023.

Pursuant to the Employment Agreement, Mr. Liebowitz serves as our Chief Executive Officer for an initial term of five years, commencing on August 18, 2023, the date of his appointment (the “Term Commencement Date”), and for successive periods of one year after the expiration of the initial term, unless either party gives the other party written notice of termination at least 180 days prior to the termination date of the applicable term period, or unless the Employment Agreement is otherwise terminated in accordance with its term. In consideration for serving as Chief Executive Officer, Mr. Liebowitz is entitled to an annual base salary of $400,000, which is effective retroactively as of the Term Commencement Date. In addition, Mr. Liebowitz shall be entitled to a one-time equity award of 1,000,000 restricted shares (the “Equity Award”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which award shall vest in its entirety on August 18, 2024. To the extent the Company has not established an employee equity compensation plan on or prior to August 18, 2024, the Equity Award may be converted, at the election of Mr. Liebowitz, in full or in part, into cash compensation, at a rate of $3.10 per share of Common Stock, the fair market value of the Common Stock as of the Term Commencement Date. Mr. Liebowitz is also entitled to participate in all insurance and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other management employees of the Company.

In addition to each parties’ ability to terminate the Employment Agreement upon 180 day notice as described above, the Employment Agreement may be terminated by either party upon the existence of certain triggering conditions.

In the event (i) Mr. Liebowitz resigns “For Good Reason” or (ii) the Company terminates his employment for any reason other than “For Good Cause”, excluding instances of Mr. Liebowitz’s death or “Total Disability”, (each as defined in the Employment Agreement), he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in the Company’s favor and continued compliance with the restrictive covenants contained in the Employment Agreement: (i) an amount equal to twelve (12) months of his then base salary, which sum shall be payable on a bi-weekly basis from and after the date of any such termination and (ii) any unvested shares of Common Stock deriving from the Equity Award shall immediately vest and, upon August 18, 2024, shall be issued.

In the event of Mr. Liebowitz’s termination due to his death or Total Disability, 50% of any unvested shares of Common Stock under the Equity Award shall immediately vest and, upon August 18, 2024, shall be issued to Mr. Liebowitz’s designated beneficiary or, if none, to his estate, in addition to any accrued obligations.

The Employment Agreement contains a non-disclosure covenant, a non-disparagement covenant, and non-competition and customer non-solicitation covenants.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item. 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement dated October 19, 2023 between the Company and Michael S. Liebowitz
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOCOPI TECHNOLOGIES, INC.

Dated: October 23, 2023	By:	/s/ Michael Liebowitz
Michael Liebowitz
Chief Executive Officer